Exhibit 10.1

PRIVILEGED AND CONFIDENTIAL

San Juan, November 13, 2020

Mr. Edgard Montero

Project 1493, LLC.

793 San Patricio Avenue

Las Lomas

San Juan, P.R. 00921

GSRX Industries, Inc.

Building No.3 P.R. 696, int. José Efron Ave.

Dorado, 00646

Chemesis International, Inc.

Suite 2200 – 885 West Georgia

Street Vacouver, BC V6C 3E8

Re: Option to Purchase

From my highest consideration,

I am pleased to write to you with the opportunity to express our firm intention to formalize the purchase and transfer of the Medical Cannabis Dispensary establishment licenses and assets, and the assignment of the current lease agreements corresponding to the following locations:

●	Ave. Andalucía #511, San Juan, P.R. 00920
●	Ave. César González #508, San Juan, P.R. 00918
●	65th Infantry Ave. Km. 11.0 Marginal 3, Lomas de Carolina, Carolina, P.R. 00987
●	Bo. Quebrada de Fajardo, Carr. #3 Km. 44.9, Fajardo, P.R. 00648

●	Paseo del Plata Shopping Center, 696 José Efron Ave, Dorado, P.R. 00646

In addition to the referenced licenses and leasing contracts, our offer includes all the furniture and equipment installed in the aforementioned properties and everything necessary to meet the parameters required by the Medical Cannabis Regulatory Board (JRCM) to obtain a Medical Cannabis Dispensary Establishment License.

The aforementioned transfer or assignment of the current leasing contracts must have the express consent of the corresponding landlords. The transfer, assignment and sale of the Medical Cannabis Dispensary licenses must have the approval and authorization of the government authorities, including the Medical Cannabis Regulatory Board for the ownership change and the effective assignment to Puerto Rico Industrial Commercial Holdings Biotech, Corp. (“PRICH Biotech”). Said transfer, sale and assignment must be made free of any charge, debt or encumbrance for any reason, except those expressly accepted by PRICH Biotech.

The intention of Project 1493, LLC, GSRX, Chemesis International, Inc. and PRICH Biotech is formalized by the signing of the present agreement and with the filing of Application CD-01 before the Medical Cannabis Regulatory Board for the ownership change of the totality of the ownership interests of the Medical Cannabis Dispensary Establishment licenses and the goods, assets, records and any other essential element that is part of said operation.

The transfer or assignment of the lease agreements shall be made in a separate lease assignment instrument that will be opportunely notified to the Medical Cannabis Regulatory Board and other government authorities with jurisdiction.

The transfer, assignment and sale of the Medical Cannabis Dispensary licenses and the goods, assets, records and any other essential element that is part of said operation will be executed by a transfer of ownership interests and assets agreement, after the approval of the Medical Cannabis Regulatory Board. The price of the transfer and sale of the Medical Cannabis Dispensary licenses, and the goods, assets, records and any other essential element that is part of said operation is three million nine hundred thousand American dollars ($3,900,00 USD), and it is divided in the following manner: 1) one initial payment of one million five hundred thousand American dollars ($1,500,000 USD) at the signing and approval of the corresponding ownership change by the Medical Cannabis Regulatory Board, 2) the rest of the payment will be made in twenty four installments of one hundred thousand American dollars ($100,000) until full payment. This agreement is binding, and its compliance is mandatory for Project 1493, GSRX and Chemesis International, Inc., thus it cannot be rescinded or terminated, except with the express and formal written consent of PRICH Biotech.

This economic offer is contingent on the “Due Diligence” process that must be carried out within thirty (30) days following the signing of the consent to accept the terms of this offer; which will include the review of the pertinent documents and a detailed inventory. Likewise, if the proposed business is deemed feasible, this offer will be duly accepted in a contract to be executed by the parties.

Signed and accepted by:

Juan Vicente Carrillo Paris	Edgar Montero Gortarez
CEO	Project 1493, LLC
PRICH Biotech Corp.	GSRX Industries, Inc.
Corporate Resolution Nos._____